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                                                                   EXHIBIT 99.1

For Immediate Release:

                     STEINWAY RETAINS IMG LICENSING
              FOR WORLDWIDE CELEBRATION OF FIRST 150 YEARS

NEW YORK, October 21, 1999 - STEINWAY & SONS, considered to be the finest producer of pianos in the world, has retained IMG on an exclusive worldwide basis to represent the STEINWAY & SONS trademark for the development of a global licensing initiative, the first such activity in its long history.

Steinway will celebrate its 150th anniversary in 2003, and according to Frank Mazurco, Executive Vice President of STEINWAY & SONS, and Jeffrey Ceppos, IMG's VP, Director of Fashion and Trademark Licensing, this important milestone triggered Steinway's direction toward brand extensions.

Steinway and IMG believe now is the ideal time to leverage the STEINWAY & SONS trademark, a mark with superior brand recognition and a reputation for unparalleled excellence in design, craftsmanship, innovation, sound and, most of all, quality, into a fully developed luxury brand. IMG plans to develop and build the Steinway Licensing Program in product categories that build directly on the brand's strengths. Ceppos adds, "There are very, very few brands worldwide that represent so purely and thoroughly the standards of excellence and craftsmanship that Steinway does."

"IMG immediately saw the opportunities that exist for Steinway," says Mazurco. "The instrument by which all other piano makers are judged is now represented by the company that sets the standards in marketing and licensing," he adds.

Targeted categories for Steinway's brand expansion include technologically advanced audio equipment, home furnishings and care products, as well as lifestyle luxury products and collectibles. A Steinway lifestyle magazine, classical music and jazz record labels, as well as digital music samplings are also possibilities.

Steinway will soon celebrate a historic 150th anniversary which will be supported by a number of special events and concerts. Ceppos states, "Well before 2003, we hope to have a strong family of licensees that will want to participate in this unique opportunity to celebrate a world renowned icon."

Since its beginning, STEINWAY & SONS' superior designs, craftsmanship, innovation and sounds have represented the highest quality in sound quality worldwide. Today over 95% of piano soloists performing with major orchestras around the world choose to perform on Steinway pianos exclusively.

STEINWAY & SONS is a wholly owned subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world's leading manufacturers of musical instruments. In addition to STEINWAY & SONS pianos, the Company produces a complete line of orchestral and band instruments through its Selmer division, including such notable products as Selmer saxophones, Bach trumpets and Ludwig drums. IMG Licensing is part of the Mark McCormack Group of Companies, founded by Mr. McCormack in the early 1960s. The company is the world's premier sports management and marketing agency.

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Contact:   Steinway & Sons Hamburg               Steinway & Sons New York
           Mrs. Sabine Hopermann                 Mr. Leo Spellman
           Telephone:  040-85391-176             Telephone:  718-721-2600
           Fax:        040-85391-199             Fax:        718-932-4332